Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 3rd day of March, 2021 (the “Effective Date”), by and between AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), and Michael Kim (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such continued employment, and Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

(a)       “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with the Company’s policy, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(b)       “Agreement” shall have the meaning set forth in the preamble hereto.

(c)       “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)       “Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(e)       “Board” shall mean the Board of Directors of the Company.

(f)        “Cause” shall mean (i) Executive’s material act or acts of personal dishonesty taken in connection with Executive’s responsibilities that has, or could be reasonably expected to have, a material adverse impact on the performance of Executive’s duties to the Company Group; (ii) [omitted]; (iii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities; (iv) misappropriation (or attempted misappropriation) by Executive of any material assets or material business opportunities of the Company or any other member of the Company Group; (v) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge; (vi) Executive’s conviction of or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge, in each case, that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in a material injury to the reputation or business of the Company or any other member of the Company Group; (vii) material violation by Executive of the written policies of the Company (unless, to the extent such violation is curable, it has been cured within thirty (30) days of the provision by the Company of written notice to Executive of such violation), including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company that has, or could be reasonably expected to have, a materially adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group, or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group; or (viii) Executive’s material breach of any confidentiality or restrictive covenants with the Company or any other member of the Company Group to which Executive is subject. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Board determines that Executive’s employment could have been terminated for Cause pursuant to the fourth, fifth or seventh items above, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received in connection with such termination of employment (that occurred in the 90-day period preceding such a determination by the Board) that would not have been payable to Executive had such termination been by the Company for Cause.

(g)      “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)      “Company” shall have the meaning set forth in the preamble hereto.

(i)       “Company Group” shall mean the Company and Parent, together with any of their respective direct and indirect majority-owned subsidiaries.

(j)       “Delay Period” shall have the meaning set forth in Section 13(a) hereof.

(k)       “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Executive’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12)-month period, in each case, or such longer period as is required by applicable law. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive (or Executive’s legal representative) and the Board cannot agree shall be determined by a qualified, independent physician selected by the Board and approved by Executive or Executive’s legal representative, as the case may be (which approval shall not be unreasonably withheld).

(l)       “Executive” shall have the meaning set forth in the preamble hereto.

(m)      “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s base salary, Target Annual Bonus, title, duties, or responsibilities; (ii) the Company requiring Executive to be based at a location in excess of thirty (30) miles from the Company’s current headquarters, unless such change of location remains consistent, in Executive’s reasonable discretion, with Executive’s commute to the current headquarters; or (iii) the Company’s material breach of a material term of this Agreement, in each case, to the extent that such act or omission is not cured by the Company within forty (40) days of its receipt of written notice from Executive detailing the acts or omissions giving rise to Good Reason. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder for a period of up to fourteen (14) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach by the Company.

(n)       “Initial Term” shall mean the period specified in Section 2(a) hereof.

(o)       “Initial Term Expiration Date” shall have the meaning set forth in Section 2(a) hereof.

(p)       “IPO RSA” shall have the meaning set forth in Section 8(g) hereof.

(q)       “Parent” shall mean Huatai Securities Co., Ltd., a People’s Republic of China joint stock company.

(r)       “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or noncharitable), unincorporated organization, or other form of business entity.

(s)       “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

(t)       “Severance Benefits” shall have the meaning set forth in Section 8(h) hereof.

(u)       “Severance Term” shall mean the eighteen (18) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(v)       “Target Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(w)       “Term” shall mean the period specified in Section 2(a) and (b) hereof.

Section 2. Acceptance and Term.

(a)       The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein. Subject to the further provisions of this Agreement related to early termination of employment: Executive’s initial term of employment (the “Initial Term”) shall begin on the Effective Date and shall continue until the earlier of (i) the third-year anniversary of the Effective Date (the “Initial Term Expiration Date”) and (ii) the earlier termination of Executive’s employment in accordance with Section 8 below.

(b)       Unless Executive’s employment has been earlier terminated in accordance with Section 8 below, on the Initial Term Expiration Date and on each subsequent anniversary thereof, the term of Executive’s employment under this Agreement shall automatically be extended for one (1) additional year, unless either party provides written notice to the other party no later than ninety (90) days prior to the expiration of the then effective term indicating the party’s intent (A) not to extend the term or (B) the desire to enter into good-faith negotiations regarding an amendment, extension, or renewal of this Agreement (such Initial Term and any extension thereof being hereinafter referred to as the “Term”).

(c)       In the event that the Term expires without earlier termination of Executive’s employment in accordance with Section 8 below, Executive’s employment will cease to be subject to the terms of this Agreement at that time, except to the extent provided in Section 21 below.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a)       Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the President of the Company (together with such other position or positions consistent with such title as the Board shall specify from time to time) and shall have such duties and responsibilities as are typically associated with such title, together with such other duties and responsibilities commensurate with such title as assigned by the Board. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b)       Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)       Principal Place of Employment. The Executive’s principal place of employment shall be at the Company’s headquarters. Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a)       Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $450,000 (subject to increases as may be determined by the Board in its sole discretion). The Board shall review Executive’s compensation on an annual basis.

(b)       Annual Bonus. For fiscal year 2021 and during each calendar year that ends during the Term, Executive shall be eligible for an annual incentive bonus award (the “Annual Bonus”) determined by the Board in respect of each complete fiscal year during the Term. The target Annual Bonus (the “Target Annual Bonus”) that Executive shall be eligible to earn for each fiscal year including fiscal year 2021 shall be 150% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Board and communicated to Executive. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date. For the avoidance of doubt, Executive shall not be entitled to an Annual Bonus for any fiscal year in which the applicable Company and individual performance objectives for such fiscal year are not achieved. Notwithstanding the foregoing, subject to Executive’s continuous employment through the payment date for the Annual Bonus for fiscal year 2021, the Executive’s Annual Bonus earned for that fiscal year under this Section 4(b) will not be less than the Target Annual Bonus for that fiscal year.

(c)       Equity. In consideration of the Executive’s promotion to and service as President of the Company and his entry into this Agreement, the Company will grant to the Executive pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”) an RSU Award (within the meaning of the Plan) with a grant date Fair Market Value (within the meaning of the Plan) of $1,000,000 that is scheduled to vest in three installments: 25% on the first anniversary of the Effective Date, 25% on the second anniversary of the Effective Date and 50% on the third anniversary of the Effective Date, in each case contingent upon Executive’s continued service with the Company through the applicable vesting date. All other terms and conditions of this award will be governed by the terms and conditions of the Plan and the award agreement. In addition to the foregoing, Executive shall be eligible to participate in equity incentive programs of the Company, as established from time to time by the Company, in amounts, if any, and on terms set by the Board. Except as otherwise provided in Section 8(g) herein regarding the IPO RSA (defined below), the effect of termination or resignation of employment on equity awards granted to Executive at any time, including awards granted to Executive prior to the Effective Date, shall be governed by the provisions of the applicable plan and award agreement.

Section 5. Employee Benefits.

(a)       Benefits. During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other perquisites and benefits provided generally to similarly situated executives of the Company. Executive shall also be entitled to a minimum of twenty (20) vacation days as well as the same number of holidays and sick days, any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time.

(b)       Fringe Benefits and Perquisites. During the Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and any governing plan requirements (including plan eligibility provisions), if any, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company, in each case as may be in effect from time to time.

(c)       Rights Reserved. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit, fringe benefit or perquisite plan, policy or practice at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents; provided that no financial obligation is imposed on Executive by any such documents.

Section 7. Reimbursement of Business Expenses.

During the Term, in addition to the expenses referenced in Section 3(c) above, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8. Termination of Employment.

(a)       General. The Term shall terminate prior to the Termination Expiration Date upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-l(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b)       Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or Executive’s estate or beneficiaries, as the case may be, shall be entitled to:

(i)       The Accrued Obligations;

(ii)       Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; and

(iii)       Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year of the Company in which such termination occurred.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)       Termination by the Company with Cause.

(i)       The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate Executive with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period, unless in the case of Section 1(g)(vii) hereof, Executive has fully cured such act or acts or failure or failures to act that gave rise to Cause during such period.

(ii)       In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)       Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of thirty (30) days’ written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)       The Accrued Obligations;

(ii)       Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iii)       Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year of the Company in which such termination occurred;

(iv)       Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices;

(v)       To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay Executive an amount equal to the monthly COBRA premium cost; provided that the payments pursuant to this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. In the event that the Company’s payment of the premium would result in a violation of the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code and, to the extent that Executive incurs any additional tax liability as a result of the payment of such premiums by the Company, he shall receive an additional payment in cash, such that he is put in the same after-tax position as if no such additional tax liability had been incurred.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv) and (v) above shall immediately terminate, and the Company shall have no further obligations to

Executive with respect thereto, in the event that Executive breaches any provision of the Other Agreements. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e)       Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)       Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason, and provide payment to Executive of his Base Salary for the remainder of the notice period. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)       IPO RSA. In the event the Company terminates Executive’s employment without Cause or due to Executive’s death or Disability, or Executive resigns for Good Reason, in each case, during the Term in accordance with this Section 8, and notwithstanding the terms of the applicable share restriction agreements, the restricted share awards (“IPO RSA”) listed on Exhibit B hereto that are outstanding and unvested at the time of termination shall be deemed fully vested as of the last day of Executive’s employment.

(h)       Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e), or (g) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over his affairs.

Section 9. Other Agreements; Non-Disparage

(a)       As a condition of Executive’s employment, Executive has executed and delivered to the Company an Arbitration Agreement, a Non-Solicitation Agreement and a Proprietary Information and Inventions Agreement (such agreements, as may be amended from time to time, the “Other Agreements”). The parties hereto acknowledge and agree that this Agreement and the Other Agreements shall be considered separate contracts, and each of the Other Agreements will survive the termination of this Agreement for any reason.

(b)       Executive agrees that during the Term, and at all times thereafter, Executive shall not make any materially disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of Executive’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment from any member of the Company Group. However, Executive’s obligations under this subparagraph (b) shall not apply to disclosures required or permitted by applicable law, regulation, or order of a court or governmental agency.

(c)       The Company agrees to instruct its officers and directors not to make any materially disparaging or defamatory comments regarding Executive in any respect or make any comments concerning any aspect of Executive’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment from any member of the Company Group. However, the Company’s obligations under this subparagraph (c) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

(d)       Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement, the Other Agreements or otherwise is intended to prohibit Executive from disclosing this Agreement or the Other

Agreements to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and Executive may do so without notifying the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement, the Other Agreements or otherwise would require Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement, the Other Agreements or otherwise prohibits Executive from notifying the Company that Executive is going to make a report or disclosure to law enforcement.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a)       Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b)       Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c)       in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)       Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)       Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)       To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)       While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates (including, without limitation, the Parent) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a)       The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company shall provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b)       Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)       No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive (or Executive’s estate or beneficiaries, as applicable) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. WITHOUT REGARD TO CONFLICT OF LAWS RULES. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a)       Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known residential address, as reflected in the Company’s records.

(b)       Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

(c)       Copies. If notice is provided to the Company pursuant to this Section 18, a copy (which shall not constitute notice) shall be provided to:

Ted Angus

c/o Assetmark Financial Holdings, Inc.

1655 Grant Street, 10th Floor

Concord, California 94520

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

Subject to Section 2(b) hereof, this Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, term sheets and agreements between the parties relating to the subject matter of this Agreement, but excluding the provisions of the Indemnification Agreement entered into with the Company as of May 21, 2019 and the Other Agreements.

Section 21. Survival of Operative Sections.

The provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive the Term to the extent necessary to give effect to the provisions thereof; provided that Section 8 shall not survive the expiration of the Term prior to termination of Executive’s employment.

Section 22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

* * *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ASSETMARK FINANCIAL HOLDINGS, INC.

By:	/s/ Gary Zyla
Name:	Gary Zyla
Title:	EVP, Chief Financial Officer

EXECUTIVE

/s/ Michael Kim
Michael Kim

[Signature Page to Michael Kim Employment Agreement]

[Page Intentionally Left Blank]

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated [●], with AssetMark Financial Holdings, Inc. (my “Employment Agreement”)), and other good and valuable consideration, I, Michael Kim, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, the Parent, and each of their respective direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right I may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans. In addition, I am expressly waiving any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules or principles of common law or equity, or those of any jurisdiction, government, or political subdivision similar to Section 1542 (“similar provision”) in effect as of the signing of this Release, and as a result, may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this Release. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 8 of my Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, California law, or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

Am able to read the language, and understand the meaning and effect, of this Release;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•	Had or could have had [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this

1        To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.

Notwithstanding anything in this Release, my Employment Agreement or in any other agreement between me and any member of the Group, or in any Company code of conduct, employee manual, confidentiality policy or similar document, I am aware that I have the right to:

•	report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

•	cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

•	make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

•	respond truthfully to a valid subpoena.

In addition, I am aware that:

•	(i) I have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which I reasonably believe relates to a possible violation of law, (ii) it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act I may have performed) and (iii) it is unlawful for the Company to retaliate against me for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;

•	notwithstanding anything contained in this Release or otherwise, I may, to the extent contemplated by my Confidentiality, Non- Interference, and Invention Assignment Agreement dated [●], with AssetMark Financial Holdings, Inc., disclose confidential Company information, including the existence and terms of any confidential agreements between me and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;

•	the Company cannot require me to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer me any kind of inducement, including payment, to do so;

•	my rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and

•	even if I have participated in a possible violation of law, I may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

/s/ [●]
[●]
Date: [●]

[Page Intentionally Left Blank]

EXHIBIT B

LIST OF IPO RSAs

Parties to Share Restriction Agreement	Date	Number of IPO RSAs Granted
AssetMark Holdings LLC, AssetMark Financial Holdings, Inc. and Michael Kim	July 17, 2019	357,020